Execution Version

EPM MINING VENTURES INC.

and

GUSIUTE HOLDINGS (UK) LIMITED

WARRANT AGREEMENT

September 2, 2011

THIS WARRANT AGREEMENT (this “Agreement”) dated as of September 2, 2011,

AMONG:

EPM MINING VENTURES INC., a corporation existing under the laws of the Yukon Territory

(hereinafter called the “Corporation”)

- and –

GUSIUTE HOLDINGS (UK) LIMITED, a company incorporated in England and Wales with registered number 6445043

(hereinafter called the “Investor”)

RECITALS:

A.           The parties have entered into a subscription agreement dated August 23, 2011 (the “Subscription Agreement”) providing for the purchase by the Investor of one unit consisting of 8,000,000 Common Shares (as defined herein) and 8,000,000 warrants of the Corporation, each such warrant entitling the holder thereof to purchase one Common Share (together with such additional Exercise Proceeds as such holder is entitled to acquire pursuant to Article 4 hereof) at a price of $2.00 per Common Share and on the terms and conditions herein set out.

B.           The Corporation is duly authorized to create and issue the warrants to be issued as herein provided.

NOW THEREFORE THIS AGREEMENT WITNESSETH that for good and valuable consideration mutually given and received, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed and declared as follows:

ARTICLE 1
INTERPRETATION

1.1           Definitions

In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

“Affiliate” of any Person means another Person that would be considered to be affiliate of such first mentioned Person for the purposes of National Instrument 45- 106 — Prospectus and Registration Exemptions; provided that the term “Affiliate” shall include entities that are advised and/or managed by a common entity or by entities that are Affiliates of each other;

“Agreement,” “this Agreement,” “the Agreement,” “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” and similar expressions mean this Agreement, including all of its schedules and all instruments supplementing, amending or confirming this Agreement.  All references to “Articles” or “Sections” refer to the specified Article or Section of this Agreement unless otherwise specified;

“Associate” has the meaning ascribed to that term by the Business Corporations Act (Yukon), as amended or replaced from time to time;

“Business Day” means any day which is not a Saturday, a Sunday or a day on which the principal commercial banks located in the City of Toronto, Ontario are not open for business during normal banking hours;

“Common Shares” means the common shares in the capital of the Corporation as such shares exist at the close of business as of the date of this Agreement and, in the event that there shall occur a change in respect of or affecting the common shares referred to in Article 4 (whether or not such change shall result in an adjustment in the Exercise Price), the term “Common Shares” shall mean the shares, other securities or other property which a Warrantholder is entitled to purchase resulting from such change;

“Compensation Arrangement” means any issuance or grant, as the case may be, of Common Shares or securities exchangeable for, convertible into or otherwise exercisable to acquire, Common Shares and any agreement, to or with any employee, officer or director of the Corporation or any Affiliate thereof obliging the Corporation to issue any such securities;

“Equity Shares” means the Common Shares and any other securities which fully participate in the earnings of the Corporation and upon the liquidation or winding-up of or other similar distribution of assets by the Corporation;

“Exercise Date” means, with respect to each exercise of Warrants, the date on which the surrender of the Warrants for exercise and the delivery by the Holder to the Corporation of the consideration payable to the Corporation in respect of such exercise have been effected by the Holder in accordance with the provisions of Article 3;

“Exercise Notice” has the meaning given thereto in Section 3.1(a);

“Exercise Price Per Warrant” means $2.00 for each Common Share, subject to adjustment from time to time in accordance with the provisions of Article 4;

“Exercise Proceeds” means the shares or other securities or property that a Warrantholder has the right to acquire on the exercise of Warrants, subject to adjustment from time to time as provided in and otherwise in accordance with the provisions of Article 4;

“Fair Market Value” or “Fair Market Value Per Share” of any Equity Share at any date means:

(i)
if the Equity Shares are not listed on any National Securities Exchange, the cash price which would be obtained at the relevant time upon a sale of all of the issued and outstanding securities of the Corporation in a single transaction determined in an open and unrestricted market between prudent parties, acting at arm’s length and under no compulsion to act, and having reasonable knowledge of all relevant facts concerning the Corporation; or

(ii)
if the Equity Shares are listed on any National Securities Exchange or, if the Common Shares are not listed on any National Securities Exchange, then on such other stock exchange on which the Common Shares are then listed as may be selected by the Board of Directors of the Corporation or, if the Common Shares are not then listed on a stock exchange, on the over-the-counter market, the weighted average trading price at which the Equity Shares have traded during the period of 20 consecutive trading days ending on the trading day immediately prior to such date on the principal securities exchange on which the Equity Shares are then traded (the weighted average price per share being determined by dividing the aggregate sale price of all such shares sold on such exchange during such 20 consecutive trading days by the total number of such shares so sold);

“Free Trade Date” has the meaning given thereto in Section 2.6;

“Fully-Diluted Shares” means the number of outstanding Common Shares together with the number of Common Shares underlying any securities exchangeable for, convertible into or otherwise exercisable to acquire Common Shares and any Common Shares issuable pursuant to obligations of the Corporation;

“Majority Holders” means the holders of over 60% of the Warrants at the time of any determination to be made hereunder;

“National Securities Exchange” means any of the TSX Venture Exchange and The Toronto Stock Exchange;

“Participating Security” means, in respect of any Person, a security of such Person which fully participates in the earnings of such Person and, upon the liquidation, winding-up or other similar distribution of assets by such Person, in its assets;

“Per Share Cost” has the meaning given thereto in Section 4.3;

“Person” means an individual, body corporate with or without share capital, partnership, joint venture, entity, unincorporated association, syndicate, firm, sole proprietorship, trust, pension fund, union, board, tribunal, governmental or quasi-governmental authority and the heirs, beneficiaries, executors, legal representatives or administrators of an individual;

“Rights Offering” has the meaning given thereto in Section 4.3;

“Rights Period” has the meaning given thereto in Section 4.3;

“Share Reorganization” has the meaning given thereto in Section 4.2;

“Term” means the period of time commencing on the date of execution and delivery hereof (namely September 2, 2011) and expiring at the Time of Expiry; provided that if the Holder delivers an Exercise Notice to the Corporation prior to the Time of Expiry (together with payment of the Exercise Price Per Warrant when required by the terms hereof), but the acquisition by the Holder of, and the issuance by the Corporation to the Holder of, Common Shares pursuant to such exercise of the Warrants has not been completed by such time, the Term and the Time of Expiry shall be extended to such date as is necessary to permit such issuance and acquisition to be completed;

“Time of Expiry” means 5:00 p.m. (Toronto time) on September 2, 2012;

“Valuator” means a Member of the Canadian Institute of Business Valuators;

“Warrant Certificate(s)” means the certificate(s) evidencing the Warrants issued or to be issued hereunder and outstanding;

“Warrantholders” or “Holders” means the Persons for the time being who are holders of Warrant Certificates; and

“Warrants” means the common share purchase warrants of the Corporation issued pursuant to Section 2.1 hereof;

and unless elsewhere herein otherwise expressly provided or unless the context otherwise requires, words importing the singular include the plural and vice versa.

1.2           Interpretation Not Affecting by Headings, etc.

The descriptive headings preceding Articles and Sections of this Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections.  The division of this Agreement into Articles and Sections shall not affect the interpretation of this Agreement or the Warrant Certificate.

1.3           Day not a Business Day

Whenever any action to be taken pursuant to this Agreement would otherwise be required to be taken or made on a day that is not a Business Day, such action shall be taken on the first Business Day following such day.

1.4           Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract.  The parties irrevocably submit to the non-exclusive jurisdiction of the courts of the Province of Ontario.

1.5           Severability

If, in any jurisdiction, any provision of this Agreement or portion thereof or the application thereof to any Person or circumstance shall to any extent be restricted, invalid or unenforceable the parties will negotiate in good faith to amend this Agreement to implement the intentions set forth herein and the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

1.6           Currency

All references to dollar amounts herein shall be deemed to be references to Canadian Dollars.

ARTICLE 2
ISSUE OF WARRANTS

2.1           Issue and Term of Warrants

An aggregate of 8,000,000 warrants (the “Warrants”) entitling the registered holder thereof to acquire an aggregate of 8,000,000 Common Shares are hereby created and authorized to be issued hereunder upon the terms and conditions herein set forth.  Each whole Warrant issued hereunder shall entitle the Holder thereof to purchase one Common Share (or such Exercise Proceeds as the Corporation may be required to issue or convey pursuant to the adjustments referred to in Article 4), representing in aggregate approximately 6.49% of the Fully-Diluted Shares at the date hereof, at a price per Common Share equal to the Exercise Price Per Warrant.  The Warrants are exercisable, in whole or in part, at any time or times after the date hereof for such Warrants and during the Term, and such Warrants that have not been exercised at the Time of Expiry shall then expire and terminate.

2.2           Form of Warrant Certificate

Warrant Certificates in definitive form evidencing the Warrants issued pursuant to Section 2.1 shall be executed by the Corporation and delivered to the Investor or to its order on the date hereof Warrant Certificates shall be in the form annexed hereto as Schedule “A” and shall be signed as indicated on Schedule “A.”  If required by applicable law, the Warrant Certificates and certificates representing the Exercise Proceeds shall be legended to comply therewith.

2.3           Warrantholder not Shareholder

Nothing in this Agreement nor the holding of a Warrant evidenced by a Warrant Certificate or otherwise shall be construed as conferring upon a Warrantholder any right or interest whatsoever as a shareholder of the Corporation.

2.4           Issue and Substitution for Lost Warrant Certificates

In case any of the Warrant Certificates shall be mutilated or be lost, destroyed or stolen, the Corporation shall issue a new Warrant Certificate of like tenor as the one mutilated, lost, destroyed or stolen in exchange for and in place of and upon cancellation of the mutilated Warrant Certificate, or in lieu of and in substitution for such lost, destroyed or stolen Warrant Certificate.  In the case of loss, destruction or theft of a Warrant Certificate, the applicant for a new Warrant Certificate shall furnish to the Corporation evidence of ownership and of the loss, destruction or theft of the Warrant Certificate and the applicant may also be required to furnish an indemnity, bond or security in amount and form reasonably satisfactory to the Corporation.

2.5           Exchange of Warrant Certificates

Warrant Certificates may be exchanged for another Warrant Certificate or Warrant Certificates entitling the Holder thereof to purchase in the aggregate the same number of Common Shares as are purchasable under the Warrant Certificate or Warrant Certificates so exchanged.

2.6           Legending

All Warrant Certificates, unless issued on or subsequent to January 3, 2012 (the “Free Trade Date”) shall bear the following legends:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE JANUARY 3, 2012.”

“THE SECURITIES DELIVERABLE ON EXERCISE HEREOF ARE LISTED ON THE TSX VENTURE EXCHANGE (“TSXV”), HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF THE TSXV SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT ‘GOOD DELIVERY’ IN SETTLEMENT OF TRANSACTIONS ON THE TSXV.”

provided that at any time subsequent to the Free Trade Date any certificate representing such Warrants may be exchanged for a certificate or certificates bearing no such legends.  The Corporation hereby covenants and agrees that it will use its reasonable efforts to deliver or cause to be delivered a certificate or certificates representing such Warrants bearing no such legends within five Business Days after receipt of the legended certificates.

ARTICLE 3
EXERCISE OF WARRANTS

3.1           Method of Exercise of Warrants

(a)
The Holder of any Warrant may exercise the right (the “Exercise Right”) thereby conferred on such Holder to acquire the Common Shares in accordance with this Agreement, in whole or in part, by surrendering, on any Business Day during the Term, to the Corporation at the address for notice to the Corporation set out in Section 7.1 hereof, or at any other address which from time to time is the principal place of business of the Corporation, the Warrant Certificate, with a duly completed exercise notice in substantially the form set out as part of the Warrant Certificate (the “Exercise Notice”).  Each such Exercise Notice shall be signed by the Holder, and shall specify the number of Warrants the Holder has elected to exercise and the aggregate purchase price for the Common Shares to be purchased.  The Common Shares will be issued in the name of the Holder.

(b)
On the date on which the Holder exercises Warrants pursuant to paragraph 3.1(a) hereof the Holder shall pay to the Corporation an amount equal to the Exercise Price Per Warrant multiplied by the number of Warrants being exercised, by delivering to the Corporation cash or a certified cheque, bank draft or money order in Canadian Dollars in such amount.

3.2           Effect of Exercise of Warrants

Upon compliance by the Holder of any Warrant Certificate with the provisions of Section 3.1, the number of Common Shares subscribed for shall be deemed to have been issued and the person to whom such Common Shares are to be issued shall be deemed to have become the holder of record of such Common Shares on the Exercise Date.  Within two Business Days of the Exercise Date, the Corporation shall deliver to the person in whose name the Common Shares so subscribed for are to be issued share certificates (or, in the case of other Exercise Proceeds, other evidences of entitlement) for the appropriate number of Common Shares to which the Warrantholder is entitled.

3.3           Subscription for Less than Entitlement

The Holder of any Warrant Certificate may subscribe for and purchase a number of Common Shares less than the number or amount which the Holder is entitled to purchase pursuant to the surrendered Warrant Certificate.  In the event of any purchase of a number of Common Shares less than the number or amount which the Holder is entitled to purchase, the Holder of the Warrant Certificate upon the exercise thereof shall, in addition, be entitled to receive, without charge therefor, a new Warrant Certificate in respect of the balance of the Common Shares which the Holder was entitled to purchase pursuant to the surrendered Warrant Certificate and which were not then purchased.

3.4           Legending

In the event that the Warrants are exercised by the holder prior to the Free Trade Date, the certificates evidencing the Common Shares issuable upon exercise shall bear the following legends:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE JANUARY 3, 2012.”

“THE SECURITIES DELIVERABLE ON EXERCISE HEREOF ARE LISTED ON THE TSX VENTURE EXCHANGE (“TSXV”), HOWEVER, THE , SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF THE TSXV SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT ‘GOOD DELIVERY’ IN SETTLEMENT OF TRANSACTIONS ON THE TSXV.”

provided that at any time subsequent to the Free Trade Date any certificate representing such Common Shares may be exchanged for a certificate or certificates bearing no such legends.  The Corporation hereby covenants and agrees that it will use its reasonable efforts to deliver or cause to be delivered a certificate or certificates representing such Common Shares bearing no such legends within five Business Days after receipt of the legended certificates.

3.5           Payment of Taxes and Duties

The Corporation shall pay all expenses in connection with, and all taxes including all applicable stamp, registration, bank transaction and Other Taxes (as hereinafter defined) (other than income tax and capital gains tax exigible on the income of the Holder) and other governmental charges that may be imposed in respect of, the issue or delivery of Common Shares issuable upon the exercise of a Warrant.  For the purposes hereof, “Other Taxes” means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies.

3.6           Fractional Shares

The Corporation will not be obligated to issue any fraction of a share on the exercise of Warrants.  If the Holder would, on the exercise of Warrants, otherwise have acquired a total number of Common Shares that includes a fraction of a Common Share, the Corporation will pay to the Holder, by cheque, in lieu of and in satisfaction for any right to such fractional share, an amount equal to the equivalent fraction of such price as is the equivalent of the Fair Market Value Per Share.

ARTICLE 4
ADJUSTMENTS OF SUBSCRIPTION RIGHTS

4.1           Adjustment of Exercise Proceeds

The Exercise Price Per Warrant and number of Common Shares or, after adjustment, the number or amount of other Exercise Proceeds to be acquired by a Warrantholder on exercise of a Warrant, is subject to adjustment from time to time upon the occurrence of the events and in the manner provided for in this Article 4.

4.2           Share Reorganization

Whenever the Corporation:

(a)	issues Common Shares or securities exchangeable for or convertible into Common Shares to holders of all or substantially all Common Shares by way of a stock dividend or other distribution;

(b)	subdivides the outstanding Common Shares into a greater number of shares; or

(c)	combines or consolidates the outstanding Common Shares into a lesser number of shares,

(each of such events being herein called a “Share Reorganization”), then the Exercise Price Per Warrant will be adjusted effective immediately after the record date for such dividend or other distribution or, in the case of a subdivision, combination or consolidation, effective immediately after the record date or the effective date thereof if no record date is fixed, as the case may be, by multiplying the Exercise Price Per Warrant in effect immediately before the record date or effective date by a fraction of which:

(i)	the numerator is the number of Common Shares outstanding on that record date or effective date before giving effect to the Share Reorganization; and

(ii)
the denominator is the number of Common Shares that are or would be outstanding immediately after giving effect to the Share Reorganization (including, in the case where securities exchangeable for or convertible into Common Shares are distributed, the number of Common Shares that would have been outstanding had such securities been exchanged for or converted into Common Shares on such record date or effective date).

4.3           Rights Offering

Whenever the Corporation issues rights, options or warrants to holders of all or substantially all Common Shares pursuant to which such holders are entitled, during a period ending not more than 60 days after the record date as at which holders so entitled are determined (the “Rights Period”), to subscribe for, purchase or otherwise acquire Common Shares or securities convertible into or exchangeable for one or more Common Shares or fractions thereof, at a price per share (the “Per Share Cost”) that is less than the Fair Market Value Per Share on that record date (any such issuance not so excepted being herein called a “Rights Offering”), then the Exercise Price Per Warrant will be adjusted, effective immediately after that record date, by multiplying the Exercise Price Per Warrant in effect immediately prior to such record date by the fraction of which:

(a)	the numerator is the sum of:

(i)	the number of Common Shares outstanding on that record date; and

(ii)	a number determined by dividing the product of the Per Share Cost and

(A)
where the event giving rise to the application of this Section 4.3 was the issue of rights, options or warrants to the holders of Common Shares under which such holders are entitled to subscribe for or purchase additional Common Shares, the maximum number of Common Shares that may be so subscribed for or purchased under the Rights Offering;

(B)
where the event giving rise to the application of this Section 4.3 was the issue of rights, options or warrants to the holders of Common Shares under which such holders are entitled to subscribe for or purchase securities exchangeable for or convertible into Common Shares, the number of Common Shares for which the maximum number of securities that may be so subscribed for or purchased under the Rights Offering could have been exchanged or into which they could have been converted;

by the Fair Market Value Per Share; and

(b)	the denominator is the sum of:

(i)	the number of Common Shares outstanding on that record date; and

(ii)	the total number of additional Common Shares offered for subscription or purchase (or into which the convertible securities so offered are convertible or exchangeable) pursuant to the Rights Offering.

The adjustment will be made successively whenever a record date in respect of a rights offering is fixed, provided that if two or more such record dates or record dates referred to in this Section 4.3 are fixed within a period of 30 days, the adjustment will be made successively as if each of such record dates or dates occurred on the earliest of such record dates or dates.  To the extent that any rights, options or warrants are not so issued or any of the rights, options or warrants so issued are not exercised before the expiration thereof, or any convertible securities are not so converted into or exchanged for Common Shares before the expiration of the right to do so, the Exercise Price Per Warrant will be readjusted to the Exercise Price Per Warrant in effect immediately before the record date, and the Exercise Price Per Warrant will be further adjusted based upon the number of additional Common Shares actually delivered upon the exercise of the rights, options or warrants, or issued upon the conversion or exchange of the convertible securities, as the case may be.

4.4           Special Distribution

Whenever the Corporation issues by way of a dividend or otherwise distributes to holders of all or substantially all Common Shares:

(a)	shares of the Corporation;

(b)	evidences of indebtedness;

(c)	cash or other assets; or

(d)	rights, options or warrants to acquire shares or other securities of the Corporation, cash or other assets,

and such issuance or distribution does not constitute

(e)	a Share Reorganization; or

(f)	a Rights Offering,

(any of such non-excluded events being herein called a “Special Distribution”), the Exercise Price Per Warrant will be adjusted, in each case effective immediately after the record date at which holders of Common Shares on which the Special Distribution is paid are determined, to a price determined by multiplying the Exercise Price Per Warrant in effect on such record date by a fraction of which

(g)	the numerator is:

(i)	the product of the number of Common Shares outstanding on such record date, and the Fair Market Value Per Share on such record date; less

(ii)
the amount by which the aggregate fair market value (as determined in good faith by the Board of Directors of the Corporation) to the holders of Common Shares of such securities or property or other assets so issued or distributed in the Special Distribution exceeds the fair market value of any consideration received therefor by the Corporation from the holders of Common Shares (as determined in good faith by the Board of Directors of the Corporation); and

(h)	the denominator is the product of the number of Common Shares outstanding on such record date multiplied by the Fair Market Value Per Share on such record date.

4.5           Corporate Reorganization

Whenever there is:

(a)
a reclassification of any class or series of shares comprising all or any part of the Exercise Proceeds, a change of any such shares into other shares or securities, any other capital reorganization of the Corporation affecting Common Shares, or an additional issuance of securities, to which none of Sections 4.2, 4.3 and 4.4 applies;

(b)
a consolidation, merger or amalgamation of the Corporation with or into another body corporate or plan of arrangement to which the Corporation is a party, in each case resulting in a reclassification of Common Shares or a change of Common Shares into other shares or securities; or

(c)	a transaction whereby all or substantially all of the Corporation’s undertaking and assets become the property of another corporation,

(any such event being herein called a “Corporate Reorganization”), a Holder who thereafter exercises one or more Warrants will acquire and will accept, for the same aggregate consideration, in lieu of the Exercise Proceeds to which such Holder would otherwise have been entitled, the number or amount and class, series or kind of shares or other securities or property that such Holder would have been entitled to receive as a result of the Corporate Reorganization if, on the effective date thereof, such Holder had been the holder of the number or amount of each class, series or kind of Exercise Proceeds that such Holder would have acquired by the exercise of such Warrant or Warrants immediately before the Corporate Reorganization.

4.6           Necessary Corporate Action

As a condition precedent to taking any action that would constitute a Corporate Reorganization, the Corporation will take all action that, in the opinion of counsel to the Corporation, is necessary in order that:

(a)
the Corporation, any successor to the Corporation, or any successor to its assets and undertaking, may validly and legally issue as fully paid and non-assessable all the Exercise Proceeds to which Warrantholders would be entitled on the exercise of Warrants thereafter; and

(b)
each Holder of a Warrant that has not been exercised will thereafter be entitled to receive such shares, other securities, property and cash to which such Holder is entitled under Section 4.5, subject to adjustment thereafter in accordance with provisions the same, as nearly as may be possible, as those contained in this Article 4.

4.7           Adjustments to Numbers of Common Shares Issuable on Exercise of Warrants

If and whenever, pursuant hereto, any adjustment in the Exercise Price Per Warrant occurs as a result of the fixing by the Corporation of a record date for:

(a)	a Share Reorganization;

(b)	a Rights Offering;

(c)	a Special Distribution, if such event constitutes the issue or distribution of:

(i)	Common Shares; or

(ii)	securities exchangeable for or convertible into Common Shares; or

(iii)	rights, options or warrants to acquire Common Shares;

then the number of Common Shares purchasable upon the subsequent exercise of Warrants shall be simultaneously adjusted by multiplying the number of Common Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment by a fraction which shall be the reciprocal of the fraction employed in the applicable adjustment of the Exercise Price Per Warrant.

To the extent that any adjustment in subscription rights occurs pursuant to this Section 4.7 as a result of a distribution of exchangeable or convertible securities referred to in Section 4.2 or as a result of the fixing by the Corporation of a record date for the distribution of rights, options or warrants referred to in Section 4.3, the number of Common Shares issuable upon exercise of the Warrants will be readjusted immediately after the expiration of any relevant exchange, conversion or exercise right to the number of Common Shares which would be issuable based upon the number of Common Shares actually issued and remaining issuable immediately after such expiration, and will be further readjusted in such manner upon expiration of any further such right.

To the extent that any adjustment in subscription rights occurs pursuant to this Section 4.7 as a result of the fixing by the Corporation of a record date for the distribution of exchangeable or convertible securities or rights, options or warrants referred to in Section 4.4 and based on an expected fair market value of such securities or such rights, options or warrants and expected number of such securities or such rights, options or warrants issued and remaining issuable immediately after expiration, the number of Common Shares issuable upon exercise of the Warrants will be readjusted immediately after the expiration of any relevant exchange, conversion or exercise right based upon the number of Common Shares actually issued and remaining issuable immediately after such expiration, and will be further readjusted in such manner upon expiration of any further such right.

4.8           Alterations to Adjustment Provisions

If necessary as a result of any Corporate Reorganization, such appropriate alterations as the Board of Directors of the Corporation may determine, acting reasonably and in good faith, will be made to the provisions set forth in this Article 4 with respect to the rights and interests of Warrantholders to the end that such provisions will thereafter correspondingly be made applicable as nearly as may reasonably be in relation to any Exercise Proceeds thereafter deliverable on the exercise of a Warrant, and any such adjustment will be made by and set forth in an amendment hereto and will for all purposes be conclusively deemed to be an appropriate adjustment, absent manifest error.

4.9           Adjustment Rules

The following rules and procedures will be applicable to adjustments made pursuant to this Article 4:

(a)
the adjustments and readjustments provided for in this Article 4 are cumulative and, subject to Section 4.9(b), will apply (without duplication) to successive issues, subdivisions, combinations, consolidations, distributions and other events that require such an adjustment;

(b)
no adjustment in the Exercise Price Per Warrant will be made unless it would result in a change of at least 1% in the then applicable Exercise Price Per Warrant and no adjustment in the Exercise Proceeds will be made unless it will result in a change of the kind of, or of at least 1% in the number of, securities to be delivered as Exercise Proceeds on exercise of a Warrant and any adjustment that, except for the provisions of this paragraph, would have been required to be made, will be carried forward and taken into account in the next adjustment;

(c)
no such adjustment will be made in respect of an event described in Subsections 4.2(a), 4.3 or 4.4 if Warrantholders are entitled to participate in the event on the same terms, mutatis mutandis, as if they had exercised their Warrants immediately before the effective date of or record date for the event;

(d)
any dispute that arises at any time with respect to any adjustment or determination made pursuant to this Article 4 (including without limiting the generality of the foregoing, a determination under Section 4.10 as to whether any action taken by the Corporation requires that an adjustment be made) shall be finally resolved by arbitration pursuant to the Simplified Arbitration Rules of the ADR Institute of Canada, Inc.  The arbitrator shall be a Valuator as defined in this Agreement, chosen by the Majority Holders and the Corporation within ten Business Days of the date on which a party notifies the other of a dispute with respect to any adjustment, or requirement for an adjustment, pursuant to this Article 4.  In the event that the parties fail or neglect to appoint a Valuator to act as arbitrator, then that appointment shall be made by the ADR Institute of Canada, Inc. within ten days after being requested by any party to make such appointment.  The Valuator shall conduct the arbitration and issue an award as soon as possible and in any event within 30 days of his or her appointment.  The award shall be final and binding on the Corporation and all Holders, with no right of appeal, even on a question of law; and

(e)
in the absence of a resolution of the Board of Directors of the Corporation fixing the record date for an event referred to in Sections 4.2, 4.3, 4.4, or 4.5, and except as otherwise required by law, the Corporation will be deemed to have fixed as the record date therefor the date on which the event is effected.

4.10           Other Actions

If the Corporation shall take any action of the nature of those described in Sections 4.2, 4.3, 4.4, or 4.5 affecting the Common Shares, other than actions described in those Sections, which would affect the rights of the Holder to acquire Exercise Proceeds hereunder, the Exercise Proceeds will be adjusted, subject to the prior written consent of any National Securities Exchange on which the Common Shares are listed, where required, in such manner, and at such time, as the Board of Directors of the Corporation determines, acting reasonably and in good faith, will result in an adjustment to the rights of the Holder to receive Exercise Proceeds and/or an adjustment to the Exercise Price Per Warrant that is consistent in principle with the principles governing the basis on which such adjustment is to be made in the event that the Corporation takes one or more of the actions specifically referred to in Section 4.2, 4.3, 4.4, or 4.5.

4.11           Postponement of Issue of Shares, etc.

In any case in which this Article 4 shall require an adjustment to take effect immediately after the effective date of or record date for an event, and a Warrant is exercised after that date and before the consummation of the event, the Corporation may postpone until such consummation:

(a)
issuing to the Holder such of the Exercise Proceeds to which the Holder is entitled pursuant to such exercise as exceeds those to which the Holder would have been entitled if the Warrant had been exercised immediately before that date; and

(b)	delivering to the Holder any distributions declared with respect to such additional Exercise Proceeds,

provided, however, that the Corporation shall deliver to the Holder an appropriate instrument evidencing the Holder’s right, upon the occurrence of the event requiring the adjustment, to an adjustment in the Exercise Price Per Warrant or the number of Common Shares issuable on the exercise of the Warrants and to such distributions declared with respect to any additional Exercise Proceeds issuable on the exercise of the Warrant.

4.12           Notice of Certain Events

At least 30 days (or, if such period is not practicable, as soon as is practicable) before the effective date of or record date for an event referred to in Sections 4.2, 4.3, 4.4, or 4.5 that requires or might require an adjustment in the Exercise Price Per Warrant or Exercise Proceeds which the Holder is entitled to acquire on the exercise hereof, the Corporation will give notice to the Warrantholders of the particulars of the event and, to the extent determinable, any adjustment required.

If any adjustment for which a notice pursuant to this Section 4.12 is given is not then determinable, the Corporation will promptly after the adjustment is determinable give notice to the Warrantholders of the adjustment.

4.13           Amendments to Rights Offerings etc.

If the purchase price provided for in any rights, warrants or options issued or to be issued in connection with a Rights Offering or a Special Distribution is decreased, the Exercise Price Per Warrant will forthwith be decreased, and the Exercise Proceeds will forthwith be increased to the Exercise Price Per Warrant that would have been applicable and such Exercise Proceeds as the Warrantholder would have obtained if the adjustment in the Exercise Price Per Warrant and Exercise Proceeds made in connection with the issuance of such rights, warrants or options had been made on the basis of such purchase price as so decreased.

ARTICLE 5
OWNERSHIP

5.1           Ownership and Transfer of Warrants

(a)	Transfers of the Warrants are subject to the Relationship Agreement.

(b)
Subject to compliance with the Relationship Agreement, and with Sections 5.2 and 5.3, the Corporation agrees to register any transfer of Warrants and Common Shares (or other Exercise Proceeds) acquired on the exercise of any Warrant on the books of the Corporation, provided that such transfer is made by the Holder of the applicable Warrant Certificate or its attorney duly appointed by an instrument in writing in the form of the Transfer Form attached to the Warrant Certificate.  A Warrantholder shall be entitled to the rights evidenced by such Warrant Certificate free from all equities or rights of set-off or counterclaim between the Corporation and the original or any intermediate Holder thereof and all persons may act accordingly and a receipt by any such Warrantholder of Common Shares (or other Exercise Proceeds) purchasable pursuant thereto shall be a good discharge to the Corporation for the same and the Corporation shall not be bound to enquire into the title of any such Holder except where the Corporation is required to take notice by statute or by order of a court of competent jurisdiction.

5.2           Register

(a)
The Corporation agrees to maintain or cause to be maintained a register in which will be entered with respect to each Holder its name, address, facsimile number, contact person and number of Warrants held.

(b)
The Corporation and Holders may deem and treat the person in whose name any Warrant shall be registered for all purposes of this Agreement to be the owner thereof and such person shall be entitled to the rights, privileges, and obligations contained in the Warrant Certificate and in this Agreement.

5.3           Assignment Rights

(a)
In the event of such transfer of the Warrants in compliance with the Relationship Agreement, the transferee (the “Assignee Holder”) shall, without further act or formality upon such assignment and notice thereof by the Holder to the Corporation and upon the Assignee Holder signing an instrument in writing in the form attached as Schedule “B” hereto in which the Assignee Holder agrees to be bound by the obligations of the Holder hereunder, be a Holder for the purposes hereof and have the same rights and obligations hereunder as if it were an original signatory hereto. Upon request by the Assignee Holder to the Corporation and delivery by the Holder of the Warrant Certificates to be replaced (or affidavit of loss and an appropriate indemnity in respect thereof), the Corporation shall issue to the Assignee Holder replacement Warrant Certificate(s) entitling the Assignee Holder to purchase the number of Common Shares to which it is entitled and as are purchasable under the Warrant Certificate or Warrant Certificates so exchanged, and to the extent the Holder has not transferred all its Warrants, a Warrant Certificate to the Holder for such reduced number of Warrants as the Holder retains.  Any assignment by a Holder pursuant to this Section 5.3 shall be made in compliance by the Holder with all applicable securities laws.  The Corporation may prior to registering any transfer require such declarations, certificates or other evidence as it, acting reasonably, considers necessary in the circumstances to ensure compliance with such laws.

(b)
Notwithstanding the foregoing paragraph 5.3(a), and provided that the Corporation is not in default of any of its obligations under this Agreement or the Subscription Agreement, no Holder may transfer any Warrants held by it or its rights under this Agreement to any Person that is, at the time of the proposed transfer, a significant competitor to the Corporation, as determined by the Corporation, acting reasonably.

ARTICLE 6
COVENANTS

6.1           General Covenants

The Corporation covenants with the Investor and all other Holders that so long as any Warrants remain outstanding, the Corporation will:

(a)
maintain its corporate existence and carry on and conduct its business in a proper, efficient and business-like manner and cause to be kept proper books of account in accordance with generally accepted accounting principles;

(b)
cause the Warrants and any Warrant Certificates, when issued and countersigned as herein provided, to be legal, valid and binding upon the Corporation with the benefits and subject to the terms of such Warrant Certificates, keep a register of Warrantholders and transfers and not take any action which might reasonably be expected to deprive the Warrantholders of their right to purchase pursuant to the Warrants held by them;

(c)
cause the Common Shares or other securities and the certificates representing the Common Shares from time to time subscribed and paid for pursuant to the exercise of the Warrants to be duly issued and delivered as fully paid and non-assessable shares, free and clear of all charges, liens and encumbrances, and in accordance with the Warrant Certificates and the terms hereof;

(d)
at all times keep available, and reserve if necessary under applicable law, out of its authorized Common Shares, solely for the purpose of issue upon the exercise of the Warrants, such maximum number of Common Shares or other securities as shall then be issuable upon the exercise of all Warrants;

(e)	use its reasonable efforts to maintain its status as a reporting issuer not in default (or equivalent status) under the provincial securities legislation of Alberta, British Columbia and Ontario;

(f)
use its reasonable efforts to maintain the listing of Common Shares on a National Securities Exchange and to have the Common Shares issued pursuant to the exercise of the Warrants listed and posted for trading on such National Securities Exchange as expeditiously as possible;

(g)
if, in the opinion of counsel to the Corporation, any instrument is required to be filed with, or any permission, order or ruling is required to be obtained from, any applicable securities commission or similar regulatory authority in the provinces and territories of Canada or any other step is required under any federal or provincial law of Canada before the Common Shares may be issued or delivered to the holder or resold by such holder, use its reasonable efforts to file such instrument, obtain such permission, order or ruling or take all such other actions, at its expense, as is required or appropriate in the circumstances;

(h)
upon the issue of the Warrants and the Common Shares to be issued upon the exercise of Warrants, pay all requisite fees with the National Securities Exchange and any applicable securities commission or similar regulatory authority in the provinces and territories of Canada;

(i)	promptly notify the Warrantholders in writing of any material default under the terms of this Agreement;

(j)
if the Corporation is a party to any transaction in which the Corporation is not the continuing corporation, the Corporation will obtain all consents which may be necessary or appropriate under applicable laws to enable the continuing or successor corporation to give effect to the Warrants;

(k)
in the event that materials are not publicly filed pursuant to applicable securities laws, make available to the Warrantholder on an annual basis, its year-end audited financial statements and on a quarterly basis, its unaudited financial statements for the quarter and portion of the fiscal year then ended, with a reasonable period of time for the preparation thereof;

(l)	generally, perform and carry out all of the acts or things to be done by it as provided in this Agreement; and

(m)
do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all other acts, deeds and assurances in law as may be reasonably required for the better accomplishing and effecting the intentions and provisions of this Agreement.

ARTICLE 7
GENERAL PROVISIONS

7.1           Notices, etc.

All notices, requests, demands or other communications required or permitted to be given by one party to another under this Agreement shall be given in writing and delivered by personal delivery or delivery by recognized commercial courier, sent by facsimile or delivered by registered mail or postage prepaid, addressed as follows:

(a)           to the Corporation:

EPM Mining Ventures Inc.
2150 South 1300 East, Suite 350
Salt Lake City, Utah
84106

Attention:  Lance D’Ambrosio, Chief Executive Officer
Facsimile No.: (867) 667-7600
email:  lance@emeraldpeakminerals.com

with a copy (which shall not constitute notice) to:

Cassels Brock and Blackwell LLP
2100 Scotia Plaza
40 King Street West
Toronto, ON  M5H 3C2

Attention:  Paul Stein
Facsimile No.: (416) 350-6949
email:  pstein@casselsbrock.com

(b)           to the Investor:

Gusiute Holdings (UK) Limited
120 Eagle Rock Avenue
East Hanover, New Jersey
U.S.A. 07936

Attention:  DeLyle Bloomquist
Facsimile No.: (973) 599-5501
email:  dbloomquist@tatachemicals.com

with a copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP
199 Bay Street, Suite 4000
Toronto, ON  M5L 1A9
Canada

Attention:  Bliss A. White
Facsimile No.: 416-863-2653
email:  bliss.white@blakes.com

or at such other address or fax number of which the addressee may from time to time may notify the addressor.  Any communication so given to a party or its counsel must be accompanied by the sending of an email to the addresses set out above and shall not considered to have been given for the purposes hereof unless and until such email has been so sent.  Any notice delivered by personal delivery or by courier to the party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address.  If such day is not a Business Day, or if the notice is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the next Business Day.  Any notice transmitted by facsimile shall be deemed to have been given and received on the day in which transmission is confirmed.  If such day is not a Business Day or if the transmission of the facsimile is received after 4:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the first Business Day after its transmission.

7.2           Time of Essence

Time shall be of the essence of each provision of this Agreement.  Any extension, waiver or variation of any provision of this Agreement shall not be deemed to affect this provision and there shall be no implied waiver of this provision.

7.3           Amendment

This Agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto.

7.4           Binding Effect

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors, permitted assigns and legal representatives.

7.5           Determination of Holders

Any determination to be made by the Majority Holders hereunder may be made by instrument in writing and shall not require a meeting of the Holders.

IN WITNESS WHEREOF the Parties have hereunto duly executed this Agreement as of the date first above written.

EPM MINING VENTURES INC.

By: /s/ Lance D’Ambrosio
Name: Lance D’Ambrosio
Title: CEO

GUSIUTE HOLDINGS (UK) LIMITED

By: /s/ De Lyle Bloomquist
Name: De Lyle Bloomquist
Title: Authorized Signatory

Signature Page to Warrant Agreement

SCHEDULE “A”
WARRANT CERTIFICATE

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE JANUARY 3, 2012.

THE SECURITIES DELIVERABLE ON EXERCISE HEREOF ARE LISTED ON THE TSX VENTURE EXCHANGE (“TSXV”), HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF THE TSXV SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT ‘GOOD DELIVERY’ IN SETTLEMENT OF TRANSACTIONS ON THE TSXV.

WARRANT CERTIFICATE

Warrants to Purchase Common Shares of

EPM MINING VENTURES INC.

This certifies that, for value received, GUSIUTE HOLDINGS (UK) LIMITED has acquired and is the registered holder of 8,000,000 (EIGHT MILLION) warrants (the “Warrants”) of EPM Mining Ventures Inc. (the “Corporation”), as issued to such holder in accordance with the provisions of a warrant agreement dated as of September 2, 2011, between the Corporation and Gusiute Holdings (UK) Limited (as amended from time to time, the “Warrant Agreement”).

Each Warrant entitles the registered holder thereof (the “Holder”) to acquire one Common Share of the Corporation at a price equal to the Exercise Price Per Warrant, in accordance with the provisions of the Warrant Agreement.

This Warrant Certificate represents Warrants of the Corporation issued or issuable under the provisions of the Warrant Agreement, to which Warrant Agreement reference is hereby made for particulars of the rights of the Holder of the Warrants and the Corporation. The terms and conditions upon which the Warrants are exercised, as set out in the Warrant Agreement, shall be and have the same effect as if the provisions of the Warrant Agreement were herein set forth and the Holder of this Warrant by acceptance hereof consents to such provisions.

Terms used and not defined in this Warrant Certificate have the respective meanings ascribed thereto in the Warrant Agreement.

Each Warrant is exercisable during the Term, subject to the provisions of the Warrant Agreement.

The Holder of any Warrant may exercise the right thereby conferred on such Holder to purchase Common Shares by surrendering to the Corporation at the address for notice to the Corporation set forth in the Warrant Agreement, or at any other address which from time to time is the principal place of business of the Corporation, the Warrant Certificate, with a duly completed and executed Notice of Exercise of Warrant in the form attached hereto as Schedule “1,” together with such other items as are required to be delivered to the Corporation as set forth in the Warrant Agreement, at the times contemplated therein.

Upon the exercise of the Warrants, the number of Common Shares subscribed for shall be deemed to have been issued and the person to whom such Common Shares are to be issued shall be deemed to have become the Holder of record of such Common Shares on the Exercise Date applicable to such exercise.

1

The Holder shall be entitled to sell, assign or transfer all or any part of the Warrants as permitted in and subject to the provisions of the Warrant Agreement. The Holder acknowledges that any transfer of the Warrants and the Common Shares acquired upon exercise of the Warrants is subject to applicable securities laws and the applicable By-laws and policies of the TSX Venture Exchange.

The Warrants evidenced by this Certificate may only be transferred on the register to be kept at the principal office of the ‘Corporation, in Toronto, by the Holder or its attorney to be appointed by an instrument in writing in form and execution satisfactory to the Corporation in compliance with such reasonable requirements as the Corporation may prescribe.

In certain circumstances, the Corporation is required to purchase the Warrants.

In the event of a conflict between the terms of this Certificate and the Warrant Agreement, the terms of the Warrant Agreement shall prevail.

The Warrants and the Warrant Agreement shall be governed by, performed, construed and enforced in accordance with the laws of Ontario and shall be treated in all respects as Ontario contracts. Time shall be of the essence hereof and of the Warrant Agreement.

IN WITNESS WHEREOF the Corporation has cause this Warrant Certificate to be signed by its duly authorized officer as of the 2nd day of September, 2011.

EPM MINING VENTURES INC. By: /s/ Lance D’Ambrosio Name: Lance D’Ambrosio Title: Chief Executive Officer

2

TRANSFER FORM

FOR VALUE RECEIVED, the undersigned hereby sells, transfers and assigns to __________ Warrants represented by the within Warrant Certificate and appoints __________ attorney to transfer the said Warrants on the books of the within-named corporation with full power of substitution in the premises.

DATED __________, 20_.

In the presence of:
___________________________ (Signature of Registered Holder) Gusiute Holdings (UK) Limited (Name of Registered Holder)

NOTICE: The signature of this assignment must correspond with the name as written upon the face of the Warrant Certificate in every particular without alteration or enlargement or any change whatsoever.

All endorsements or assignments of these Warrants must be signature guaranteed by a bank or trust company or by a member of a stock exchange in Canada whose signature is known to the Corporation.

3

SCHEDULE “1”
NOTICE OF EXERCISE OF WARRANT FORM

(To be executed only upon exercise of Warrants)

Capitalized terms referred to but not defined herein have such meanings herein as are given thereto in the Warrant Agreement referred to in the accompanying Warrant Certificate.

The undersigned registered owner of the accompanying Warrant Certificate hereby elects to exercise __________ of the Warrants represented thereby on and subject to the terms and conditions incorporated by reference in the accompanying Warrant Certificate, and agrees to pay the aggregate purchase price of $__________ in connection with such exercise.

The undersigned hereby directs that the Exercise Proceeds acquired by it as a result of such exercise be registered as follows: __________

Dated:
___________________________ (Signature of Registered Holder) ___________________________ ___________________________ Address
4

SCHEDULE “B”
FORM OF ASSUMPTION AGREEMENT

TO:
The parties to the Warrant Agreement (the “Warrant Agreement”) made as of the 2nd day of September, 2011 between EPM Mining Ventures Inc. and Gusiute Holdings (UK) Limited and any subsequent or replacement parties thereto.

WHEREAS the undersigned (the “Transferee”) proposed to acquire __________ Warrants (the “Subject Warrants”) from __________ (the “Transferor”) pursuant to the provisions of the Warrant Agreement, as amended, and, as a condition precedent to such acquisition, is required to execute and deliver this Assumption Agreement.

NOW THEREFORE this agreement witnesses that, in consideration of the provisions set out below, the acquisition of the Subject Warrants, other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Transferee hereby agrees with each of you as follows:

1.	Any expression capitalized herein for other than grammatical purposes and not defined herein shall have the meaning set out in the Warrant Agreement.

2.
The Transferee hereby consents to the terms and conditions of the Warrant Agreement and agrees with each of you to assume all of the obligations of the Transferor thereunder and to be subject to all of the restrictions to which the Transferor is subject thereunder, in each case as though the Transferee was the Transferor and had been an original signatory to the Warrant Agreement.

3.	The Transferee hereby acknowledges receipt of a copy of the Warrant Agreement.

4.	The Transferee hereby advises that its address, facsimile number and contact person for purposes of Section 7.1 of the Warrant Agreement is as follows:
_____________________________________
_____________________________________

5.
This agreement shall enure to the benefit of the parties and their respective heirs, executors, administrators, legal personal representatives, successors (including, without limitation, any successor by reason of amalgamation of any party) and permitted assigns.  Neither this agreement nor any rights or obligations hereunder shall be assignable by any party except pursuant to the provisions of the Warrant Agreement.

DATED the _____ day of __________, _____.

(Witness)	(Transferee)
By:
(Name)